                                   EXHIBIT 2

                              Page 6 of 63 Pages

                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                              QUEST MEDICAL, INC.

                              ATRION CORPORATION

                                      AND

                             QMI ACQUISITION CORP.


                         DATED AS OF DECEMBER 29, 1997

                              Page 7 of 63 Pages

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE 1    DEFINITIONS
     1.1     Definitions

ARTICLE 2    TERMS OF THE TRANSACTION
     2.1     Agreement to Purchase and Sell
             2.1.1  Sale of Assets
             2.1.2  Excluded Assets
     2.2     Purchase Price
     2.3     Assumed Liabilities
     2.4     Aggregate Purchase Price Adjustment
             2.4.1  Closing Balance Sheet
             2.4.2  Review of Adjustment Statement
             2.4.3  Asset Value Adjustments Procedure

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF QUEST
     3.1     Organization; Power and Authority
     3.2     Authorization; Execution and Validity
     3.3     Title
     3.4     Subsidiaries
     3.5     Financial Statements
             3.5.1  Quest Year-End Financial Statements
             3.5.2  Quest Interim Financial Statements
             3.5.3  Seller Year-End Financial Statements
             3.5.4  Seller Interim Financial Statements
     3.6     Absence of Undisclosed Liabilities
     3.7     Absence of Certain Changes
     3.8     No Conflict; Seller Consents
     3.9     Condition of Assets
     3.10    Real Property
     3.11    Personal Property
             3.11.1 Owned Personal Property
             3.11.2 Leased Personal Property
     3.12    Insurance
     3.13    Contracts
     3.14    Litigation; Orders
     3.15    Environmental Matters
     3.16    Permits
     3.17    Medical Device Regulation
     3.18    Intellectual Property
     3.19    Employee Benefits
             3.19.1 Employee Benefit Plans
             3.19.2 Records
             3.19.3 Actions
             3.19.4 Multiemployer Plans and Multiple Employer Plans

                              Page 8 of 63 Pages

     3.20    Taxes
     3.21    Compliance with Law
     3.22    Labor Matters
     3.23    Accounts Receivable
     3.24    Inventory
     3.25    Trade Payables
     3.26    Brokers

ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT
     4.1     Organization; Power and Authority
     4.2     Authorization; Execution and Validity
     4.3     No Conflict; Buyer Consents
     4.4     Litigation; Orders
     4.5     Sufficient Funds
     4.6     Brokers

ARTICLE 5    COVENANTS OF QUEST
     5.1     Cooperation by Quest
     5.2     Pre-Closing Access to Information
     5.3     Operation of Business
     5.4     Further Assurances
     5.5     Governmental Matters.
             5.5.1  HSR Act Compliance
             5.5.2  Other Governmental Approvals
     5.6     Supplements to Schedules
     5.7     No-Shop Provisions
     5.8     Noncompetition

ARTICLE 6    COVENANTS OF BUYER AND BUYER PARENT
     6.1     Cooperation by Buyer and Buyer Parent
     6.2     Pre-Closing Access to Information
     6.3     Further Assurances
     6.4     Governmental Matters
             6.4.1  HSR Act Compliance
             6.4.2  Other Governmental Approvals
     6.5     Noncompetition

ARTICLE 7    MUTUAL COVENANTS
     7.1     Taxes
             7.1.1  Quest's Responsibility
             7.1.2  Buyer's and Buyer Parent's Responsibility
             7.1.3  Aggregate Purchase Price Allocation
     7.2     Employee Matters
             7.2.1  Employment
             7.2.2  Retention Agreements
             7.2.3  Continuing Benefits and Benefit Plans
             7.2.4  Employee Savings Plan
             7.2.5  Bonuses
     7.3     Cooperation and Exchange of Information
             7.3.1  Documents, Records and Files

                              Page 9 of 63 Pages

             7.3.2     Transition Services
     7.4     Public Announcements
     7.5     Proration.
     7.6     Fees and Expenses
     7.7     Nondisclosure
     7.8     Material Review Board Inventory

ARTICLE 8    CONDITIONS PRECEDENT TO CLOSING
     8.1     Conditions Precedent to Buyer's and Buyer Parent's Obligations
             8.1.1     Accuracy of Representations and Warranties
             8.1.2     Consents; Performance of Covenants
             8.1.3     Deliveries
             8.1.4     Compliance with HSR Act
             8.1.5     No Order
             8.1.6     Financial Statements
             8.1.7     Title and Survey
             8.1.8     Lease Agreement
             8.1.9     Option Agreement
     8.2     Conditions Precedent to Quest's Obligations
             8.2.1     Accuracy of Representations and Warranties
             8.2.2     Performance of Covenants
             8.2.3     Deliveries
             8.2.4     Compliance with HSR Act
             8.2.5     No Order
             8.2.6     License Agreement
     8.3     If Conditions Not Satisfied

ARTICLE 9    CLOSING
     9.1     Time and Place
     9.2     Deliveries by Quest
     9.3     Deliveries by Buyer and Buyer Parent

ARTICLE 10   TERMINATION PRIOR TO CLOSING DATE
    10.1     Termination
    10.2     Effect of Termination

ARTICLE 11   MISCELLANEOUS
    11.1     Survival; Indemnification
             11.1.1  Survival of Representations and Warranties
             11.1.2  Indemnity
    11.2     Severability
    11.3     Successors and Assigns
    11.4     Counterparts
    11.5     Headings
    11.6     Waiver
    11.7     No Third-Party Beneficiaries
    11.8     Other Expenses
    11.9     Notices
   11.10     GOVERNING LAW
   11.11     Arbitration

                              Page 10 of 63 Pages

   11.12     Interpretation of Agreement
             11.12.1   References
             11.12.2   Representation; No Reliance
             11.12.3   Disclosure
             11.12.4   Interpretation of Provisions
   11.13     Jurisdiction and Consent to Service of Process
   11.14     Entire Agreement
   11.15     Amendment

                              Page 11 of 63 Pages

EXHIBITS:
--------

A  -  Form of License Agreement
B  -  Form of Lease Agreement
C  -  Form of Option Agreement
D  -  Form of Legal Opinion of Seller's Counsel

SCHEDULES:
---------

1.1(a)    -      Retention Agreements
1.1(b)    -      Seller Financial Practices
1.1(c)    -      Seller's Knowledge
1.1(d)    -      Specified Account
2.1.1     -      Assets
2.1.2     -      Excluded Assets
2.3(a)    -      Closing Date Assumed Liabilities
2.3(b)    -      Other Assumed Liabilities
2.4.1     -      CV Balance Sheet
3.1       -      Foreign Qualification
3.4       -      Subsidiaries
3.6       -      Disclosed Liabilities
3.7       -      Certain Changes
3.8       -      Seller Consents
3.9       -      Condition of Assets
3.10(a)   -      Real Property
3.10(b)   -      Leased Real Property
3.11.1    -      Disposed Personal Property
3.11.2    -      Leased Personal Property
3.12      -      Insurance Policies
3.13      -      Material Contracts
3.14      -      Legal Matters
3.15      -      Environmental Matters
3.16      -      Permits
3.17      -      Medical Device Regulation
3.18      -      Intellectual Property
3.19.1    -      Employee Benefit Plans
3.20      -      Tax Contests
4.3       -      Buyer Consents
7.2.1(a)  -      Transferred Employees
7.2.1(b)  -      Retained Employees and Certain Benefits
7.3.2     -      Specified Employees
8.1.7(a)  -      Draft Title Commitment

                              Page 12 of 63 Pages

                           ASSET PURCHASE AGREEMENT


  THIS ASSET PURCHASE AGREEMENT is made as of December 29, 1997, by and among QUEST MEDICAL, INC., a Texas corporation ("QUEST"), QMI ACQUISITION CORP., a Texas corporation ("BUYER"), and ATRION CORPORATION, a Delaware corporation and parent corporation of Buyer ("BUYER PARENT").

                                   RECITALS

  Quest designs, develops, manufactures and markets a variety of healthcare products used primarily in cardiovascular surgery, interventional pain management and intravenous fluid delivery applications.

  Buyer desires to purchase from Quest, and Quest desires to sell to Buyer, substantially all of the assets of Quest's cardiovascular surgical products and intravenous fluid delivery products businesses. Buyer is not buying, and Quest is not selling, the neuromodulation products business conducted by Quest's wholly-owned subsidiary, Advanced Neuromodulation Systems, Inc., a Texas corporation ("ANS"), the capital stock of ANS, the assets used exclusively in the operations of ANS, or certain other assets described in this Agreement as Excluded Assets.

  Buyer Parent, by virtue of its ownership of Buyer, will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and Quest has requested that Buyer Parent enter into this Agreement as a condition to Quest's execution hereof.

  For purposes of this Agreement, "SELLER" means Quest and all of its assets, liabilities and operations, excluding ANS, the capital stock of ANS and all of ANS's assets, liabilities and operations.

  NOW, THEREFORE, in consideration of the foregoing premises and other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, Quest, Buyer and Buyer Parent, intending to be legally bound, hereby agree as follows:

                                   AGREEMENT

                                   ARTICLE 1
                                  DEFINITIONS

  1.1  Definitions.  For purposes of this Agreement, the terms set forth below
       -----------
shall have the following meanings:

                              Page 13 of 63 Pages

  "AAA" means the American Arbitration Association.

  "ACTION" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.

  "ADJUSTMENT STATEMENT" shall have the meaning set forth in Section 2.4.1.
                                                             -------------

  "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

  "AGGREGATE PURCHASE PRICE" shall have the meaning set forth in Section 2.2.
                                                                 -----------

  "AGREEMENT" means this Agreement, together with the Schedules and Exhibits hereto.

  "ANS" has the meaning set forth in the Recitals to this Agreement.

  "ANS COMPETITIVE BUSINESS" shall have the meaning set forth in Section 6.5.
                                                                 -----------

  "ANS NONCOMPETITION PERIOD" shall have the meaning set forth in Section 6.5.
                                                                  -----------

  "ASSETS" shall have the meaning set forth in Section 2.1.1.
                                               -------------

  "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.3.
                                                            -----------

  "BUYER" shall have the meaning set forth in the first paragraph of this Agreement.

  "BUYER PARENT" shall have the meaning set forth in the first paragraph of this Agreement.

  "CHARTER DOCUMENTS" means (a) in the case of any corporation, its articles or certificate of incorporation and its by-laws, (b) in the case of any partnership, its partnership agreement and partnership certificate, if any, and
(c) in the

                              Page 14 of 63 Pages
case of any other Person, its organic and governing documents, as each has been amended or supplemented from time to time.

  "CLOSING" means the consummation of the purchase and sale of the Assets contemplated hereby.

  "CLOSING BALANCE SHEET" means a balance sheet reflecting the assets and liabilities of Seller as of the close of business on the Closing Date, which is prepared in accordance with the Seller's Financial Practices and on the same basis as the CV Balance Sheet (excluding the Excluded Assets).

  "CLOSING DATE" means January 30, 1998 or such later date on which all the conditions precedent to the Closing set forth in Article 8 have been met or
                                                 ---------
waived.

  "CLOSING DATE ASSET VALUE" means an amount equal to the "Total Assets" set forth on the Closing Balance Sheet.

  "CLOSING DATE ASSUMED LIABILITIES" shall have the meaning set forth in Section
                                                                         -------
2.3.
---

  "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

  "COMPETITIVE BUSINESS" shall have the meaning set forth in Section 5.8(a).
                                                             --------------

  "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 7.7.
                                                                 -----------

  "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated as of May 22, 1997 between Buyer Parent and Quest.

  "CONSENT" means a consent, approval, authorization, waiver or notification from any Person, including any Governmental Authority.

  "CONTRACTS" means all contracts, agreements, instruments, leases, licenses, commitments and arrangements, except Permits.

  "CV BALANCE SHEET" shall have the meaning set forth in Section 2.4.1.
                                                         -------------

  "DAMAGES" means all losses, claims, damages, costs, fines, penalties, obligations, payments and liabilities (including those arising out of any Action), together with all reasonable costs and expenses incurred in connection with any of the foregoing; provided, however, that Damages shall in no event include damages arising out of any interruption of business, loss

                              Page 15 of 63 Pages
of profits, loss of use of facilities, claims of customers, loss of goodwill or other indirect damages.

  "DOLLARS" or "$" means lawful currency of the United States.

  "EMPLOYEE BENEFIT PLAN" shall have the meaning set forth in Section 3.19.1.
                                                              --------------

  "ENVIRONMENTAL LAWS" means the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act, the Solid Waste Disposal Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act and any other federal, state or local environmental law, and the rules and regulations thereunder promulgated in final form as interpreted in accordance with public announcements.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA PLAN" shall have the meaning set forth in Section 3(3) of ERISA with respect to any employee benefit plan maintained or contributed to by Quest or any of its Affiliates that currently covers employees of Quest and is subject to ERISA.

  "ESTIMATED ASSETS" shall mean the amount of Assets of the type described in

Schedule 2.1.1 which are reflected on Seller's December 31, 1997 unaudited
--------------
balance sheet prepared by Quest in accordance with the Seller Financial
Practices.

  "ESTIMATED LIABILITIES" shall mean the amount of Liabilities of the type described in Schedule 2.3(a) which are reflected on Seller's December 31, 1997
             ---------------
unaudited balance sheet prepared by Quest in accordance with the Seller Financial Practices.

  "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.1.2.
                                                        -------------

  "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.5.1.
                                                             -------------

  "FORM 10-K" shall have the meaning set forth in Section 3.5.1.
                                                  -------------

  "FORM 10-Q" shall have the meaning set forth in Section 3.5.2.
                                                  -------------

  "GOVERNMENTAL AUTHORITY" means any federal, state or local government, any of its subdivisions, agencies, authorities,

                              Page 16 of 63 Pages
commissions, boards or bureaus, any federal, state or local court or tribunal and any arbitrator.

  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

  "INDEPENDENT FIRM" means one of the six largest national accounting firms (excluding Ernst & Young, LLP and Arthur Andersen, LLP), which accounting firm shall be jointly selected by Quest and Buyer, or if Quest and Buyer are unable to agree upon an Independent Firm, selected by lot.

  "INTELLECTUAL PROPERTY" means patents, patent applications, inventions, customized software, trade names, brand names, registered trademarks, trade secrets, processes, know-how, registered copyrights and registered service marks and applications therefor.

  "INTERIM BALANCE SHEET DATE" means June 30, 1997.

  "INTERIM FINANCIAL STATEMENTS" shall have the meaning set forth in Section
                                                                     -------
3.5.2.
-----

  "LAW" means any statute, rule, regulation or ordinance.

  "LEASE" means any lease or sublease of real or personal property to or from Seller.

  "LEASED PERSONAL PROPERTY" shall have the meaning set forth in Section 3.11.2.
                                                                 --------------

  "LEASED REAL PROPERTY" shall have the meaning set forth in Section 3.10.
                                                             ------------

  "LIABILITIES" means direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted, known or unasserted or unknown.

  "LIEN" means any lien, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title.

  "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, financial condition or results of operations of Seller, or (b) the ability of Quest to consummate the transactions contemplated by this Agreement.

  "MATERIAL CONTRACTS" means all of the Contracts to which Seller is a party or by which any of the Assets are bound

                              Page 17 of 63 Pages
and that are material to Seller, including, without limitation, (a) Contracts pertaining to the borrowing or investing of money (other than in connection with open invoices for purchased goods or services) or to mortgaging, pledging, or otherwise placing a Lien on any of the Seller's assets, (b) Contracts creating guaranties by Seller, (c) Contracts relating to any single capital expenditure in excess of $25,000, (d) Contracts for the purchase or sale of real property, any business or line of business, or for any merger or consolidation, (e) joint venture or partnership agreements, (f) Contracts that individually require by their respective terms after the date hereof the payment or receipt of more than $25,000 during any 12 month period, (g) material license or royalty agreements,
(h) Contracts or groups of related Contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $25,000, (i) Contracts or arrangements under which Seller has made or received any material loans or advances to or from its directors, officers or employees, and (j) Contracts relating to material employment or consulting services.

  "MATERIAL LEASE" means any of (a) a Lease involving a term of more than one year and, in the case of oral Leases, which is not cancelable within 30 days notice without penalty, (b) a rental obligation exceeding $25,000 per annum and, in the case of oral Leases, which is not cancelable within 30 days notice without penalty, or (c) any arrangement pursuant to which a customer or potential customer of Seller leases, uses or otherwise has possession of an MPS(R) myocardial protection system.

  "METLIFE" means any of MetLife Capital Financial Corporation, MetLife Capital Corporation, or any successor of the foregoing.

  "METLIFE MORTGAGE" means all of the indebtedness owed to MetLife by Quest secured by the Real Property and certain furniture, fixtures, equipment and the HVAC system located on the Real Property.

  "NONCOMPETITION PERIOD" shall have the meaning set forth in Section 5.8.
                                                              -----------

  "ORDER" means any order, judgment, injunction, decree or award of any Governmental Authority.

  "QUEST" means Quest Medical, Inc., a Texas corporation.

  "PARTY" means each of Buyer, Buyer Parent and Quest.

                              Page 18 of 63 Pages

  "PERMIT" means any permit, license, certificate (including a certificate of occupancy) registration, authorization or approval issued by a Governmental Authority.

  "PERMITTED LIENS" means (a) Liens for Taxes that are not yet due and payable,
(b) workers', repairmen's and similar Liens imposed by Law that have been incurred in the ordinary course of business, (c) with respect to the Real Property only, easements, encroachments and encumbrances listed on Schedule B to
                                                                   ----------
the MetLife mortgagee title policy on the Real Property in effect on the date hereof, (d) retention of title agreements with suppliers set forth on purchase orders or invoices entered into in the ordinary course of business, (e) prior to the Closing only, Liens in favor of NationsBank of Texas, N.A., Robert L. Swisher, Jr., William Borkan or MetLife (collectively, the "LENDER LIENS"), (f) with respect to the Real Property only, Liens in favor of MetLife in existence on the date hereof, (g) Liens securing any Assumed Liabilities, and (h) with respect to the Real Property only, zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property that are not violated by the current use and operations of such Real Property.

  "PERSON" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

  "PRIME RATE" means the rate per annum equal to the publicly announced prime commercial lending rate of NationsBank of Texas, N.A. in effect from time to time, changing as such publicly announced rate changes, effective as of the date such change is publicly announced.

  "PRO RATED EXPENSES" shall have the meaning set forth in Section 7.5.
                                                           -----------

  "PURCHASE PRICE ALLOCATION" shall have the meaning set forth in Section 7.1.3.
                                                                  -------------

  "REAL PROPERTY" shall have the meaning set forth in Section 3.10.
                                                      ------------

  "RETAINED EMPLOYEES" shall have the meaning set forth in Section 7.2.1.
                                                           -------------

  "RETENTION AGREEMENTS" means the Retention Agreements between Quest and each of the employees of Quest set forth on Schedule 1.1(a), which provide for
                                       ---------------
potential severance compensation and certain other benefits to such employees for a specified period upon such employees' termination of employment with Quest, as more particularly described on Schedule 1.1(a), as
                                         ---------------

                              Page 19 of 63 Pages
such agreements may be amended in accordance with the terms of Section 5.1.
                                                               -----------

  "RETURNS" means returns, reports and forms together with any and all supporting documentation for such returns reports or forms, required to be filed with any taxing authority.

  "SELLER" has the meaning set forth in the Recitals to this Agreement.

  "SELLER FINANCIAL PRACTICES" means generally accepted accounting principles, consistently applied, with the exceptions set forth in Schedule 1.1(b), which
                                                       ---------------
Schedule, notwithstanding the provisions of Section 5.6, shall not be modified
                                            -----------
or supplemented.

  "SELLER INTERIM FINANCIAL STATEMENTS" shall have the meaning set forth in

Section 3.5.4.
-------------

  "SELLER'S KNOWLEDGE" means the actual knowledge, without specific inquiry, of any of the individuals named on Schedule 1.1(c).
                                ---------------

  "SPECIFIED ACCOUNT" means the bank account of Quest specified on Schedule
                                                                   --------
1.1(d).
------

  "SPECIFIED EMPLOYEES" shall have the meaning set forth in Section 7.3.2.
                                                            -------------

  "TAX" or "TAXES" means all income, profits, franchise, gross receipts' capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Authority (including interest and penalties thereon).

  "TAX ABATEMENT AGREEMENT" means the Ad Valorem Tax Abatement Agreement, dated August 20, 1993, among Quest, the City of Allen and the Allen Independent School District, as such agreement may be amended.

  "TRANSITION PERIOD" shall mean a period of time during which both Quest and Buyer inhabit Quest's facility located in Allen, Texas.

                              Page 20 of 63 Pages

                                   ARTICLE 2
                           TERMS OF THE TRANSACTION

  2.1  Agreement to Purchase and Sell.
       ------------------------------

          2.1.1     Sale of Assets.  Except as provided in Section 2.1.2, on
                    --------------                         -------------
the terms and subject to the conditions contained in this Agreement, at the Closing, Quest shall convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase and accept from Quest, all of Quest's legal, beneficial and other right, title and interest in and to all of Quest's assets, properties, privileges, claims and contracts of every kind and description (real, personal, and mixed, tangible and intangible), wherever located, including, without limitation, those assets listed in Schedule 2.1.1 attached hereto (including,
                                   --------------
without limitation, the names "Quest" and "Quest Medical" and the tradenames, trademarks and other Intellectual Property related thereto, subject to rights granted to Quest by Buyer under the License Agreement referred to in Section
                                                                     -------
8.2.6), all as the same shall exist as of the Closing Date (collectively, the
-----
"ASSETS").

          2.1.2     Excluded Assets.  Notwithstanding the provisions of
                    ---------------
Section 2.1.1, Quest will retain and not transfer, and Buyer will not purchase
-------------
or acquire at Closing, any of the capital stock of ANS, any of ANS's assets, Quest's cash or cash equivalents (other than cash in bank accounts in the name of American Omni Medical, a division of Quest), Quest's marketable securities, Quest's accounts receivable that arose on or prior to September 30, 1997, the minute books, the corporate seal or the stock records of Quest, any tax attributes of Quest or its Affiliates, the Real Property or the other assets of Quest listed in Schedule 2.1.2 (collectively, the "EXCLUDED ASSETS"). The
                --------------
Excluded Assets do not include any tangible personal property used exclusively by Seller.

  2.2  Purchase Price.  The total consideration for the Assets shall be an
       --------------
amount equal to (a) $24.5 Million in cash, less (b) the Estimated Liabilities,
                                           ----
plus or minus (c) the amount by which the Estimated Assets are greater than
----    ------
$13,600,000 or the amount by which $13,600,000 exceeds the amount of the Estimated Assets, respectively; plus (d) the aggregate out-of-pocket costs and
                                ----
expenses incurred by Seller in connection with the perfusionist training seminar for the Quest MPS(R) myocardial protection system conducted by Seller ($17,658), plus (e) Buyer's pro rata share of any Pro Rated Expenses, plus or minus (f)
----                                                       ----    -----
the purchase price adjustment amount calculated pursuant to Section 2.4 (the net
                                                            -----------
amount of the foregoing is referred to herein as the "AGGREGATE PURCHASE PRICE"). At the Closing, Buyer shall pay to Quest an amount equal to the net of the amounts referred to in clauses (a), (b), (c), (d), and (e) of this
                           -----------  ---  ---  ---      ---

                              Page 21 of 63 Pages

Section 2.2 by wire transfer of immediately available funds to the Specified
-----------
Account.

  2.3  Assumed Liabilities.  Except as otherwise expressly provided for in this
       -------------------
Agreement, at the Closing Buyer shall assume and agree to pay, honor and discharge when due, all of the Liabilities set forth on the Closing Balance Sheet of the type described on Schedule 2.3(a) (the "CLOSING DATE ASSUMED
                               ---------------
LIABILITIES") and all other Liabilities relating to the Assets arising on or after the Closing Date which are set forth in Schedule 2.3(b) (collectively, the
                                              ---------------
"ASSUMED LIABILITIES"). Except for the Assumed Liabilities, Buyer shall not assume, and shall have no obligation to pay, honor or discharge, or be liable for, any Liabilities of Quest, ANS or Seller.

  2.4  Aggregate Purchase Price Adjustment.
       -----------------------------------

          2.4.1     Closing Balance Sheet.  As soon as reasonably practicable,
                    ---------------------
but not later than 90 days after the Closing Date, Quest shall deliver to Buyer
(a) the Closing Balance Sheet, together with supporting schedules, prepared on the same basis as the balance sheet of Seller dated as of the Interim Balance Sheet Date attached hereto as Schedule 2.4.1 (the "CV BALANCE SHEET") and (b) a
                              --------------
statement setting forth the Closing Date Asset Value and the actual amount of the Closing Date Assumed Liabilities (the "ADJUSTMENT STATEMENT"). The CV Balance Sheet was, and the Closing Balance Sheet shall be, prepared in accordance with the Seller Financial Practices.

          2.4.2     Review of Adjustment Statement.  Within 30 days after
                    ------------------------------
receipt of the Closing Balance Sheet and Adjustment Statement, Buyer shall inform Quest in writing either (a) that the Adjustment Statement is acceptable to Buyer or (b) that Buyer objects to the Adjustment Statement, which objection, if any, shall set forth in reasonable detail its objections and the basis for those objections. If Buyer so objects and the Parties do not resolve such objections on a mutually agreeable basis within 30 days after Quest's receipt of such objection notice, the disagreement shall be resolved within an additional period of 60 days by the Independent Firm. The decision of the Independent Firm shall be final and binding upon the Parties. Upon the agreement of Quest and Buyer, the decision of the Independent Firm, or, if Buyer fails to deliver a notice to Quest objecting to the Adjustment Statement, upon expiration of such 30 day period, the Adjustment Statement (as adjusted, if applicable, by the agreement of Quest and Buyer or the decision of the Independent Firm) and the determination of the Closing Date Asset Value and the Closing Date Assumed Liabilities based thereon shall be deemed final. The Independent Auditor will allocate its costs and expenses in reviewing the issues in dispute to Quest and Buyer based on the percentage determined by dividing (i) that

                              Page 22 of 63 Pages
portion of the contested amount not awarded to such Party, by (ii) the amount actually contested by the Parties. For example, if Buyer claims that the Closing Date Asset Value should be $1,000 lower than the amount set forth on the initial Adjustment Statement, and Quest contests $500 of the amount suggested by Buyer, and if the adjusted Adjustment Statement results in a Closing Date Asset Value of $800 lower than that shown on the initial Adjustment Statement ($300 lower than the contested amount), then the costs and expenses of the Independent Auditor will be allocated 60% (i.e., 300 / 500) to Quest and 40% (i.e., 200 /
500) to Buyer.

     2.4.3  Asset Value Adjustment Procedure.  Upon the final determination of
            --------------------------------
the Closing Date Asset Value and the Closing Date Assumed Liabilities on the Adjustment Statement in accordance with Section 2.4.2, the Aggregate Purchase
                                        -------------
Price shall be increased or reduced, as follows: (a) if the Closing Date Asset Value is greater than the Estimated Assets, the amount of such difference shall be paid by Buyer to Quest, (b) if the Closing Date Asset Value is less than the Estimated Assets, the amount of such difference shall be paid by Quest to Buyer,
(c) if the Closing Date Assumed Liabilities are greater than the Estimated Liabilities, the amount of such difference shall be paid by Quest to Buyer, and
(d) if the Closing Date Assumed Liabilities are less than the Estimated Liabilities, the amount of such difference shall be paid by Buyer to Quest. Payment of the net amount of the amounts referred to in clauses (a), (b), (c)
                                                        -----------  ---  ---
and (d) of this Section 2.4.3, together with interest thereon from the Closing
    ---         -------------
Date to the date of payment calculated at a rate equal to the Prime Rate, shall be made by wire transfer of immediately available funds to an account designated by the non-paying Party within five business days after the date that the determination of the Adjustment Statement is deemed final in accordance with
Section 2.4.2.
-------------

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF QUEST

     Quest makes the following representations and warranties regarding Quest or Seller, as applicable, to Buyer and Buyer Parent:

  3.1  Organization; Power and Authority.  Quest is a corporation duly
       ---------------------------------
organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect. Quest has all corporate power needed to own or lease its assets and to carry on its business as it is now being conducted. Set forth on

                              Page 23 of 63 Pages

Schedule 3.1 is a list of all jurisdictions where Quest is qualified to transact
------------
business as a foreign corporation.

  3.2  Authorization; Execution and Validity.  Quest has all requisite corporate
       -------------------------------------
power to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Quest of this Agreement and the consummation by Quest of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Quest, constitutes a valid and binding obligation of Quest and is enforceable against Quest in accordance with its terms.

  3.3  Title.  Quest has good and marketable title to the Assets, free and clear
       -----
of any Liens other than Permitted Liens. All bills of sale, assignments and other instruments of transfer to be executed and delivered by Quest to Buyer at the Closing will transfer to Buyer good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens.

  3.4  Subsidiaries.  Except as set forth on Schedule 3.4, Quest does not own
       ------------                          ------------
any shares of capital stock, partnership interests or other beneficial ownership interests in any other Person.

  3.5  Financial Statements.
       --------------------

    3.5.1    Quest Year-End Financial Statements.  Quest has delivered to
             -----------------------------------
Buyer a copy of Quest's Form 10-K for the year ended December 31, 1996 (the "FORM 10-K"). The Form 10-K contains the audited consolidated balance sheets of Quest as of December 31, 1995 and December 31, 1996, and the related consolidating statements of operations and cash flows for the fiscal years ended on such dates and the accompanying notes (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial position of Quest and its subsidiaries as of the periods indicated and the results of their operations and cash flows for the periods then ended.

    3.5.2    Quest Interim Financial Statements.  Quest has delivered to Buyer a
             ----------------------------------
copy of Quest's Forms 10-Q for the quarters ended June 30, 1997 and September 30, 1997 (collectively, the "FORMS 10-Q"). The Forms 10-Q contains the unaudited consolidated balance sheet of Quest as of June 30, 1997 and September 30, 1997 and the related consolidating statement of operations for the six and nine month periods then ended (the "INTERIM FINANCIAL STATEMENTS"). The Interim Financial Statements have been prepared in accordance with generally

                              Page 24 of 63 Pages
accepted accounting principles and present fairly, in all material respects, the financial position of Quest and its subsidiaries as of the dates thereof and the results of their operations for the periods then ended, subject to normal audit adjustments and year-end adjustments in accordance with the Seller Financial Practices.

     3.5.3   Seller Year-End Financial Statement.  Quest has delivered to Buyer
             -----------------------------------
a copy of the unaudited statements of operations of Seller for the twelve month periods ended December 31, 1995 and December 31, 1996. Such unaudited statements of operations have been prepared in accordance with the Seller Financial Practices and present fairly, in all material respects, the results of Seller's operations for the periods then ended, subject to normal audit adjustments.

     3.5.4   Seller Interim Financial Statements.  Quest has delivered to Buyer
             -----------------------------------
copies of the unaudited statement of operations of Seller for the six month period ended on the Interim Balance Sheet Date (collectively with the CV Balance Sheet, the "SELLER INTERIM FINANCIAL STATEMENTS"). The Seller Interim Financial Statements have been prepared in accordance with the Seller Financial Practices and present fairly, in all material respects, the financial position of Seller as of the date thereof and the results of its operations for the period then ended, subject to normal audit adjustments, and year-end adjustments in accordance with the Seller Financial Practices.

   3.6  Absence of Undisclosed Liabilities.  Seller has no Liabilities arising
        ----------------------------------
out of or related to the Assets except (a) as set forth on Schedule 3.6, (b) as
                                                           ------------
and to the extent disclosed or reserved against in the Seller Interim Financial Statements and (c) Liabilities that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice.

   3.7  Absence of Certain Changes.  Except as set forth on Schedule 3.7, since
        --------------------------                          ------------
the Interim Balance Sheet Date, there has been no (a) event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect, (b) material amendment or termination of any Material Contract, Material Lease or material Permit of Seller, (c) material destruction, damage or other loss to any of the properties or assets of Seller, (d) sale, lease or other disposition of any properties or assets of Seller, other than inventory sold or otherwise disposed of in the ordinary course of business and other assets with a book value of no more than $15,000 in the aggregate, (e) purchase or lease by Seller of any properties or assets, other than in the ordinary course of business, (f) increase in the compensation payable to any of Seller's employees, except for bonuses paid to officers of Seller, Eric Bucklein and Kathy Bucklein, and increases in the

                              Page 25 of 63 Pages
ordinary course of business consistent with past practice, (g) grant of any Lien on the Assets other than Permitted Liens, (h) termination or threatened termination of Seller's relationship with (i) any customer with sales attributable to such customer in excess of $100,000 for the 12-month period ended September 30, 1997, (ii) any supplier with payments attributable to such supplier in excess of $50,000 for the 12-month period ended September 30, 1997 or (iii) any material advertiser, trade creditor or trade debtor, or (i) to Seller's Knowledge, agreement or commitment to take any action described in this
Section 3.7.
-----------

  3.8  No Conflict; Seller Consents.  Except as set forth on Schedule 3.8, the
       ----------------------------                          -------------
execution, delivery and performance by Quest of this Agreement will not (a) violate any Law, (b) violate any Charter Document of Quest, (c) violate any Order to which Seller is a party or by which it is bound, (d) require any Consent from any Governmental Authority or any other third party with respect to any Material Contract, Material Lease or material Permit of Seller, except to comply with the HSR Act, if applicable, (e) violate or breach any Material Contract, Material Lease or material Permit of Seller or (f) result in the creation of any Lien on any assets of Seller.

  3.9  Condition of Assets.  Except as otherwise set forth on Schedule 3.9, the
       -------------------                                    ------------
Assets (including for the purposes of this Section 3.9 the Real Property)
                                           -----------
consisting of structures, furniture, fixtures and equipment are structurally sound with no material defects and are in sufficient operating order, condition and repair, ordinary wear and tear excepted, for the operation of Seller's business as currently conducted, and none of such structures, furniture, fixtures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs consistent with the age and use of such assets, which are not, either individually or in the aggregate, material.

     3.10   Real Property.
            -------------

       (a)  Schedule 3.10(a) describes the real property currently owned by
            ----------------
Quest (the "REAL PROPERTY"), and Schedule 3.10(b) describes the real property
                                 ----------------
currently leased by Quest (the "LEASED REAL PROPERTY").

       (b) Quest has good and indefeasible fee simple title to the Real Property, free and clear of all Liens except for Permitted Liens. Quest has good leasehold interests in, and possession of, all Leased Real Property, subject to the terms of the applicable leases. All of the leases for Leased Real Property are valid, binding and in full force and effect, and there has been no breach, which breach has not been cured or waived, of any such lease by Quest or to Seller's Knowledge, the lessors thereunder.

                              Page 26 of 63 Pages

       (c) To Seller's Knowledge, no fact or condition exists which could result in the termination or reduction of the current access to or from the Real Property or Leased Real Property to existing roads or the sewer or other utility services presently serving the Real Property or Leased Real Property, except for the sale of .0548 acres of the Real Property to the Texas Department of Transportation for the purpose of widening the public road adjoining the Real Property.

       (d) To Seller's Knowledge, the Real Property and the Leased Real Property are properly zoned for their current use or uses, and there are presently no Laws applicable to any parcel of the Real Property or Leased Real Property which prohibit the use of such Real Property or Leased Real Property for such purpose or purposes.

       (e) No written notices or requests have been received by Quest from any insurance company issuing any policy of insurance covering the Real Property or Leased Real Property requesting the performance of any work, restoration or repair with respect to the Real Property or Leased Real Property with which compliance to the satisfaction of such insurance company has not been made.

       (f) Except as may be described in the Permitted Liens and in the survey of the Real Property previously delivered to Buyer, there is no dispute concerning the property lines with respect to any portion of the Real Property or Leased Real Property and no Person other than ANS is in possession of any portion of the Real Property.

       (g) Neither the Real Property nor the Leased Real Property is subject to any current use or special use assessment or any ad valorem tax abatement, other than the Tax Abatement Agreement.

       (h) To Seller's Knowledge, with respect to the improvements on the Real Property and Leased Real Property, (i) such improvements are in conformity in all material respects with all applicable Laws and no variances or other waivers were obtained or are required to assure such conformity, and (ii) there are no latent defects regarding such improvements.

       (i) To Seller's Knowledge, no Person is legally entitled to file a mechanic's, materialmen's, furnisher's, laborer's or similar Lien against the Real Property or the Leased Real Property, nor are there any circumstances which would give rise to any such claims.

                              Page 27 of 63 Pages

  3.11 Personal Property.
       -----------------

     3.11.1 Owned Personal Property. Subject to Permitted Liens, Quest has good
             -----------------------
and marketable title to all personal property reflected on the Seller Interim Financial Statement and all personal property acquired by Seller since the Interim Balance Sheet Date, other than (a) property disposed of in the ordinary course of business, (b) property disposed of or to be disposed of in transactions disclosed to Buyer or Buyer Parent prior to the date hereof and listed on Schedule 3.11.1, and (c) Leased Personal Property.
          ---------------

     3.11.2 Leased Personal Property. Schedule 3.11.2 lists all of the personal
            ------------------------  ---------------
property leased to or from Seller pursuant to a Material Lease (collectively, the "LEASED PERSONAL PROPERTY"). All of the Material Leases of Leased Personal Property are valid, binding and in full force and effect, and there has been no breach, which breach has not been cured or waived, of any such Material Lease by Quest or, to Seller's Knowledge, any other Person. True and correct copies (or descriptions in the case of oral Material Leases) of all Material Leases of Leased Personal Property have been delivered to Buyer.

  3.12 Insurance.  Schedule 3.12 lists all material insurance policies owned or
       ---------   -------------
held by Seller that cover the Assets and such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation or termination has been received with respect to any such policy (other than policies that have been replaced or are intended to be replaced prior to the expiration thereof by policies providing substantially the same coverage).

  3.13 Contracts.  Except for (a) purchase orders, invoices, confirmations and
       ---------
similar documents, (b) Leases for Leased Personal Property, and (c) Employee Benefit Plans, Schedule 3.13 sets forth all of the Material Contracts. All
               -------------
Material Contracts are valid, binding and in full force and effect, and there has been no breach, which breach has not been cured or waived, of any Material Contract by Seller or, to Seller's Knowledge, any other Person that would have a Material Adverse Effect. True and correct copies (or descriptions in the case of oral Material Contracts) of all Material Contracts have been delivered to Buyer.

  3.14 Litigation; Orders.  Except as set forth on Schedule 3.14, there is no
       ------------------                          -------------
Action by any Person by or before any Governmental Authority that is pending or, to Seller's Knowledge, threatened, against or affecting Seller or any of the Assets. Except as set forth on Schedule 3.14, Seller is not subject to any
                               -------------
Order.

                              Page 28 of 63 Pages

  3.15 Environmental Matters.  To Seller's Knowledge, Seller has not failed to
       ---------------------
(a) comply with any Environmental Law in any material respect, (b) maintain in effect and comply with any material Permit required by any Environmental Law, or
(c) comply with any consent agreement or Order to which it is a party or by which it is bound that relates to any Environmental Law. Schedule 3.15 sets
                                                         -------------
forth all of the material Permits currently required for Seller by any Environmental Law and consent agreements and Orders to which Seller is a party or by which Seller is bound that relate to any Environmental Law. Seller is not subject to any pending or, to Seller's Knowledge, threatened Actions related to any Environmental Law. Except as set forth in this Section 3.15, Seller makes
                                                    ------------
no express or implied representation or warranty in this Agreement concerning environmental matters.

  3.16 Permits.  Schedule 3.16 lists all Permits (other than the Permits
       -------   -------------
required to be listed on Schedule 3.15) that are required and material to the
                         -------------
conduct of Seller's business. All Permits that are required and material to Seller's business are in full force and effect, with no suspension, revocation or modification pending or, to Seller's Knowledge, threatened, other than the expiration of Permits in accordance with the terms thereof that may be renewed in the ordinary course of business without lapsing. True and correct copies of all Permits listed on Schedule 3.16 have been delivered to Buyer.
                      -------------

  3.17 Medical Device Regulation.  Except as set forth in Schedule 3.17, Seller
       -------------------------                          -------------
has obtained all applicable licenses, registrations, approvals, clearances, and authorizations required by Governmental Authorities regulating the safety, effectiveness and market clearance of Seller's medical devices which are currently marketed by Seller in respect of the territories in which such devices are currently marketed. Such licenses, registrations, approvals, clearances, and authorizations have not been withdrawn, revoked or challenged and to Seller's Knowledge, Seller has not taken any action with respect to the design, development, manufacture or distribution of any such medical device which could reasonably be expected to lead to such withdrawal, revocation or challenge. Set forth in Schedule 3.17 is information relating to the regulation of Seller's
         -------------
medical devices that are currently marketed or that have been approved for marketing since November 1, 1994, including inspections and Seller's recalls and product actions since November 1, 1994 and licenses, registrations, device listings and Seller's ongoing clinical studies.

  3.18 Intellectual Property.  Schedule 3.18 sets forth a true and complete list
       ---------------------   -------------
of all Intellectual Property material to the conduct of Seller's business and a description of whether such Intellectual Property is owned or licensed by Seller.

                              Page 29 of 63 Pages

Except as set forth on Schedule 3.18, (a) to Seller's Knowledge, with respect to Intellectual Property owned by Seller, Seller owns all right, title and interest in and to such Intellectual Property and with respect to Intellectual Property licensed by Seller and related to products marketed by Seller, such licenses are exclusive, valid and in good standing and assignable to Buyer, (b) no licenses, sublicenses, covenants or agreements have been granted or entered into by Seller in respect of such Intellectual Property, (c) to Seller's Knowledge, no Person is infringing upon Seller's rights in such Intellectual Property, (d) to Seller's Knowledge, Seller has not infringed or misappropriated any Intellectual Property of any other Person, (e) no Action is pending or to Seller's Knowledge, threatened asserting any such infringement or misappropriation by Seller, (f) no shareholder, director, officer or employee of Seller owns or has any interest in any of such Intellectual Property and (g) to Seller's Knowledge, no shareholder, director, officer, or employee of Seller has breached the terms of any confidentiality, nondisclosure or other agreement relating to the protection of such Intellectual Property.

  3.19  Employee Benefits.
        -----------------

     3.19.1  Employee Benefit Plans. Schedule 3.19.1 lists each written pension,
             ----------------------  ---------------
retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy (including each ERISA Plan) which currently covers any employee of Seller and which is sponsored, maintained or contributed to by Seller (each, an "EMPLOYEE BENEFIT PLAN"). Each Employee Benefit Plan complies in all material respects, and has been operated and administered in all material respects, in accordance with all applicable requirements of all Laws, including ERISA and the Code. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a ruling or determination letter concluding that such Employee Benefit Plan so qualifies, and to Seller's Knowledge, no event has occurred, amendment been adopted or action been taken that would cause such Employee Benefit Plan to lose its qualified status.

     3.19.2  Records. Seller has made available to Buyer and Buyer Parent copies
             -------
of each Employee Benefit Plan and any amendments thereto and any related trust agreement, funding agreement and insurance contract relating thereto and, if applicable, (a) the last filed Form 5500, (b) the summary plan description currently in effect for each Employee Benefit Plan and all material modifications thereto, (c) the last financial statements for each Employee Benefit Plan and its related trust,

                              Page 30 of 63 Pages
if any, and (d) the most recent determination letter issued with respect to each Employee Benefit Plan.

     3.19.3    Actions.  There are no Actions pending (other than routine claims
               -------
for benefits) or, to Seller's Knowledge, threatened, with respect to any Employee Benefit Plan.

     3.19.4    Multiemployer Plans and Multiple Employer Plans.  No Employee
               -----------------------------------------------
Benefit Plan is (a) a "multiple employer" plan within the meaning of Section 4063 or 4064 of ERISA, (b) a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or other applicable employee benefit legislation, or (c) a "defined benefit plan" as defined in Section 3(35) of ERISA.

  3.20  Taxes.  Seller has filed all Returns required to be filed and has paid
        -----
all Taxes required to be paid except such Taxes, if any, as are not yet due and payable or which are being contested in good faith and by proper proceedings which contests are described on Schedule 3.20. Seller is not a party to any Tax
                                -------------
allocation or sharing agreement.

  3.21  Compliance with Law.  To Seller's Knowledge, Seller is in compliance in
        -------------------
all material respects with all Laws, Permits and Orders in connection with the operation of its business and the ownership and maintenance of the Assets. To Seller's Knowledge, all filings and notices required to be made by Seller with any Governmental Authority in connection with the operation of its business or the ownership and maintenance of the Assets (including, without limitation, the Intellectual Property) have been made or given in a timely fashion.

  3.22  Labor Matters.  There is no labor strike, slowdown, stoppage or other
        -------------
labor difficulty actually pending or to Seller's Knowledge, threatened against Seller. There is no collective bargaining agreement or union contract binding upon Seller, and there has not been any such agreement or contract in effect at any time during the preceding five years.

  3.23  Accounts Receivable.  The accounts receivable to be purchased by Buyer
        -------------------
pursuant to this Agreement have arisen from bona fide sales in the ordinary course of business and represent bona fide, and to Seller's Knowledge, undisputed obligations of the respective debtors.

  3.24  Inventory.  The inventory of Seller consists of a quality and quantity
        ---------
usable and salable in the ordinary course of business consistent with Seller's past practice and is reflected in the Interim Financial Statements in accordance with the Seller Financial Practices.

                              Page 31 of 63 Pages

  3.25 Trade Payables.  The trade accounts payable of Seller constituting
       --------------
Assumed Liabilities represent bona fide and undisputed obligations of Seller and were incurred by Seller in the ordinary course of business.

  3.26 Brokers.  Except for Smith Barney Incorporated (now associated with
       -------
Saloman Brothers Incorporated and collectively doing business with Saloman Brothers Incorporated as Saloman Smith Barney) and Rauscher Pierce Refsnes, Inc., no Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Quest.

                                   ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

  Buyer and Buyer Parent make the following representations and warranties to
Quest:

  4.1  Organization; Power and Authority.  Each of Buyer and Buyer Parent is a
       ---------------------------------
corporation duly organized, validly existing and in good standing under the laws of Delaware.

  4.2  Authorization; Execution and Validity.  Each of Buyer and Buyer Parent
       -------------------------------------
has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by it. The execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the consummation by each of Buyer and Buyer Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each of Buyer and Buyer Parent, constitutes a valid and binding obligation of each of Buyer and Buyer Parent and is enforceable against each of Buyer and Buyer Parent in accordance with its terms.

  4.3  No Conflict; Buyer Consents.  Except as set forth on Schedule 4.3, the
       ---------------------------                          ------------
execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement will not (a) violate any Law, (b) violate any Charter Document of Buyer or Buyer Parent, (c) violate any Order to which Buyer or Buyer Parent is a party or by which it is bound, (d) require any Consent from any Governmental Authority or any other third party except to comply with the HSR Act, if applicable, or (e) violate or breach any material Contract to which Buyer or Buyer Parent is a party or by which it is bound.

  4.4  Litigation; Orders.  There is no Action by any Person by or before any
       ------------------
Governmental Authority that is pending

                              Page 32 of 63 Pages
or, to the knowledge of Buyer or Buyer Parent, threatened by, against or affecting either Buyer or Buyer Parent or any of its properties, assets, operations or business which would, if adversely determined, have a material adverse effect on Buyer's or Buyer Parent's ability to consummate the transactions contemplated by this Agreement, nor is Buyer or Buyer Parent subject to any Order which would have any such effect.

  4.5  Sufficient Funds.  Buyer has the financial capability to purchase the
       ----------------
Assets on the terms and subject to the conditions set forth in this Agreement and pay the Assumed Liabilities as they become due and payable. Buyer Parent has available on hand, from its working capital or currently available unrestricted credit facilities, all of the cash that Buyer will need to consummate the purchase of the Assets and pay the Assumed Liabilities as they become due and payable and will provide Buyer with immediately available funds if necessary to enable Buyer to satisfy all of Buyer's payment obligations hereunder when due.

  4.6  Brokers.  Except for Raymond James & Associates, Inc., no Person is or
       -------
will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Buyer or Buyer Parent.

                              Page 33 of 63 Pages

                                   ARTICLE 5
                              COVENANTS OF QUEST

  5.1  Cooperation by Quest.  From the date hereof through the Closing Date,
       --------------------
Quest shall use all reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Buyer and Buyer Parent in connection with the foregoing, including executing and delivering the Lease Agreement described in
Section 8.1.8 and the Option Agreement described in Section 8.1.9 and using
-------------                                       -------------
commercially reasonable efforts (a) to assist Buyer in obtaining amendments to the Retention Agreements by Transferred Employees pursuant to which, among other things, such Transferred Employees waive any rights to compensation under the Retention Agreements because their "job responsibilities are significantly reduced," (b) to assist Buyer in obtaining noncompete agreements from specified Retained Employees and other persons specifically identified by Buyer (c) to assist Buyer in obtaining employment agreements and nondisclosure agreements from specified Transferred Employees, (d) to obtain assignments to Buyer of all Permits listed on Schedules 3.15 and 3.16, the Intellectual Property licensed by
                  --------------     ----
Seller listed on Schedule 3.18 and all licenses, registrations, approvals,
                 -------------
clearances and authorizations regulating medical devices currently marketed by Seller or that have been approved for marketing since November 1, 1994, to the extent any of the foregoing is assignable by Seller, and (e) to obtain all Consents required to consummate the transactions contemplated by this Agreement. However, Quest shall have no obligation to amend, or cause to be amended, any Contract, to change, or cause to be changed, any Permit, or to make, or cause to be made, any payment to obtain any of the foregoing. Except for the amendment to the Retention Agreements referred to in clause (a) above, the Retention
                                           ----------
Agreements shall not be amended, supplemented or modified.

  5.2  Pre-Closing Access to Information.  From the date hereof through the
       ---------------------------------
Closing Date, Quest shall use all reasonable efforts to respond to any reasonable inquiry by Buyer concerning the Assets or the operation of Seller's business and shall afford to Buyer and Buyer Parent, their accountants and their counsel access, in a reasonable manner, upon reasonable notice and at reasonable times, to all of the properties, books and records of Seller (excluding information that is subject to attorney-client privilege). Buyer shall direct all requests for information to:

                              Page 34 of 63 Pages

                     Quest Medical, Inc.
                     One Allentown Parkway
                     Allen, Texas 75002-4211
                     Telephone: (972)  390-9800
                     Facsimile: (972)  390-9687
                     Attention: F. Robert Merrill III

  5.3  Operation of Business.  Prior to the Closing Date, without the prior
       ---------------------
written consent of Buyer or Buyer Parent, which consent shall not be unreasonably withheld, Seller (a) will operate its business only in the ordinary course and maintain books of account and records in the usual, regular and ordinary manner consistent with the Seller Financial Practices, (b) will use its best efforts to keep intact the business organization of Seller, (c) will use its best efforts to retain its present employees, (d) will use its best efforts to maintain the goodwill of the customers, suppliers, vendors and others having business relations with Seller, (e) will keep in full force and effect reasonable insurance coverage or other comparable insurance coverage, as may be necessary to insure the Assets adequately, (f) will give Buyer prompt written notice of any written communications to or from any Governmental Authority regarding the Assets or its business, (g) will maintain all Permits required and material to the conduct of its business, (h) will not increase the compensation to any of its employees, except for bonuses paid to officers, Eric Bucklein and Kathy Bucklein, (i) will not sell, lease or dispose of any properties or assets except for inventory sold or disposed of in the ordinary course of business and other assets with an aggregate value of no more than $15,000, (j) will not purchase or lease any personal property or assets other than properties and assets purchased or leased in the ordinary course of business consistent with past practice, (k) except for capital expenditures made pursuant to Material Contracts existing on the date hereof, will not commit to, authorize or engage in any capital projects or capital expenditures relating to its business or the Assets in excess of $25,000, and (l) will not make any filings with the United States Patent and Trademark Office, the United States Copyright Office or any comparable state agencies with respect to the Intellectual Property listed on
Schedule 3.18.
-------------

  5.4  Further Assurances.  Subject to the other terms and conditions of this
       ------------------
Agreement, at any time and from time to time, whether before or after the Closing, Quest shall execute and deliver all instruments and documents and take all other action that Buyer or Buyer Parent may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain any Consents and file any documents with Governmental Authorities or foreign governmental authorities with respect to the transfer of

                              Page 35 of 63 Pages

Intellectual Property items listed on Schedule 3.18 and the approvals described
                                      -------------
in Schedule 3.17.
   -------------

  5.5  Governmental Matters.
       ---------------------

     5.5.1  HSR Act Compliance.  If the parties determine that such a filing is
            ------------------
required, promptly after the date hereof, Quest shall file any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby, and shall request early termination of the waiting period thereunder. In such event, Quest shall use all reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information. Quest shall reasonably cooperate with Buyer or Buyer Parent in such compliance.

     5.5.2  Other Governmental Approvals.  Quest shall comply with any other
            ----------------------------
Laws which are applicable to any of the transactions contemplated hereby and pursuant to which government notification or approval of such transaction is necessary. Quest shall cooperate with Buyer and Buyer Parent in any manner reasonably requested by Buyer or Buyer Parent in providing any information about Quest which is required for this purpose and in promptly filing, separately or jointly with Buyer or Buyer Parent, any applications for such government notification or approval.

  5.6  Supplements to Schedules.  If, to Seller's Knowledge, any event occurs or
       ------------------------
condition changes that causes any of its representations or warranties in this Agreement to be inaccurate, Seller shall promptly notify Buyer or Buyer Parent thereof in writing. Seller may amend or supplement the Schedules to account for any such event or change. If such supplement or amendment relates to any inaccuracy in the representations or warranties which would cause the condition in Section 8.1.1 to not be satisfied, then Buyer and Buyer Parent shall have
   -------------
five business days from the date of Seller's notice in which to terminate this Agreement by giving Seller a notice of termination. If Buyer or Buyer Parent fails to timely give such notice of termination, then the inaccuracy to which said supplement or modification relates shall not be taken into account in determining whether the condition in Section 8.1.1 has been satisfied.
                                     -------------

  5.7  No-Shop Provisions.  From the date hereof until the date this Agreement
       ------------------
is terminated in accordance with Section 10.1, neither Quest nor any of its
                                 ------------
respective agents or Affiliates will, directly or indirectly, solicit or furnish any information to any prospective buyer, commence or conduct negotiations with any other party, or enter into any agreement with any other party concerning the sale of all or any material portion of the Assets.

                              Page 36 of 63 Pages

  5.8  Noncompetition.  Quest agrees that, effective as of the Closing Date and
       --------------
until the fourth anniversary of the Closing Date (the "NONCOMPETITION PERIOD"), without the prior approval of Buyer, neither Quest nor any of its Affiliates will, directly or indirectly, on its own behalf or as an agent of or an investor in another Person:

   (a) engage in the business of inventing, developing, designing, manufacturing, licensing, selling or distributing any product or device which is competitive with any of the products invented, developed, designed or being developed or designed, manufactured or distributed by Seller immediately prior to the Closing or by Buyer prior to the termination of the Lease Agreement described in Section 8.1.8 (the "COMPETITIVE BUSINESS");
             -------------

   (b) influence or attempt to influence any (i) customer or supplier of Buyer or (ii) any customer or supplier of Seller during the three year period prior to the Closing Date to purchase or supply goods or services related to the Competitive Business from or to any Person other than Buyer; or

   (c) solicit the employment of or hire any person who was an employee of Buyer within the 12-month period preceding such solicitation or hiring;

provided, however, that nothing herein shall preclude any Person from engaging in the business conducted by ANS immediately prior to the Closing or engaging in any other business which is not a Competitive Business, or from making an investment in any entity which may engage in the Competitive Business so long as such investment interest does not exceed five percent of the outstanding voting securities of such entity and so long as such investment does not require such Person making the investment to provide services with respect to the operation and affairs of the entity in which such investment is made.

  If any provision of this Section 5.8 should be found to be unenforceable by
                           -----------
reason of its being too broad as to the period of time, territory, and/or scope, then, and in that event, Buyer and Quest agree that such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended so that the period of time, territory, and/or scope set forth shall be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, which would be found enforceable. Any violation of the provisions of this Section 5.8 shall automatically toll and
                                    -----------
suspend the Noncompetition Period for the duration of such violation.

                              Page 37 of 63 Pages

                                  ARTICLE 6
                      COVENANTS OF BUYER AND BUYER PARENT

  6.1  Cooperation by Buyer and Buyer Parent.  From the date hereof through the
       -------------------------------------
Closing Date, each of Buyer and Buyer Parent shall use all reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Quest in connection with the foregoing, including executing and delivering the Lease Agreement described in Section 8.1.8 and the License Agreement described in
                       -------------
Section 8.2.6 and using commercially reasonable efforts to obtain the Consents
-------------
required to consummate the transactions contemplated by this Agreement.

  6.2  Pre-Closing Access to Information.  Each of Buyer and Buyer Parent shall
       ---------------------------------
comply with the limitations on the disclosure and use of information set forth in the Confidentiality Agreement with respect to the information that Quest provides to any of Buyer, Buyer Parent, their accountants or their counsel in and pursuant to this Agreement. Buyer and Buyer Parent shall refrain from imposing any undue burden upon Quest and from interfering with the operations of Quest.

  6.3  Further Assurances.  Subject to the other terms and conditions of this
       ------------------
Agreement, at any time and from time to time, whether before or after the Closing, each of Buyer and Buyer Parent shall execute and deliver all instruments and documents and take all other action that Quest may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement.

  6.4  Governmental Matters.
       --------------------

     6.4.1  HSR Act Compliance.  If the parties determine that such a filing is
            ------------------
required, promptly after the date hereof, Buyer and Buyer Parent shall file any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby, and shall request early termination of the waiting period thereunder. In such event, Buyer and Buyer Parent shall use all reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information. Buyer and Buyer Parent shall cooperate with Quest in such compliance and shall pay all filing fees in connection with the HSR Act.

     6.4.2  Other Governmental Approvals.  Each of Buyer and Buyer Parent shall
            ----------------------------
comply with any other Laws which are applicable to any of the transactions contemplated hereby and pursuant to which government notification or approval of such transaction is necessary. Each of Buyer and Buyer Parent shall cooperate with Quest in any manner reasonably requested by Quest

                              Page 38 of 63 Pages
in providing any information about Buyer or Buyer Parent which is required for this purpose and in promptly filing, separately or jointly with Quest, any applications for such government notification or approval. Each of Buyer and Buyer Partner shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.

  6.5     Noncompetition.  Buyer and Buyer Parent agree that effective as of the
          ---------------
Closing Date and until the second anniversary of the Closing Date (the "ANS NONCOMPETITION PERIOD"), without the prior approval of Quest, neither Buyer nor Buyer Parent, nor any of its Affiliates will, directly or indirectly, on its own behalf or as an agent of or an investor in another Person:

     (a) engage in the business of inventing, developing, designing, manufacturing, licensing, selling or distributing any product or device which is competitive with any of the products invented, developed, designed or being developed or designed, manufactured or distributed by ANS immediately prior to the Closing, or by Quest or ANS during the period beginning on the Closing Date and ending on the date of the termination of the Lease Agreement described in

Section 8.1.8 (the "ANS COMPETITIVE BUSINESS");
-------------

     (b) influence or attempt to influence any (i) customer or supplier of ANS or (ii) any customer or supplier of Buyer or Buyer Parent during the three year period prior to the Closing Date to purchase or supply goods or services related to the ANS Competitive Business from or to any Person other than ANS; or

     (c) solicit the employment of or hire any person who was an employee of ANS or Quest (including without limitation Retained Employees but excluding the Transferred Employees) within the 12-month period preceding such solicitation or hiring;

provided, however, that nothing herein shall preclude any Person from engaging in any other business which is not an ANS Competitive Business.

  If any provision of this Section 6.5 should be found to be unenforceable by
                           -----------
reason of its being too broad as to the period of time, territory, and/or scope, then, and in that event, Buyer, Buyer Parent and Quest agree that such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended so that the period of time, territory, and/or scope set forth shall be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, which would be found enforceable. Any violation of the provisions of this Section 6.5 shall automatically toll and
                                    -----------

                              Page 39 of 63 Pages
suspend the ANS Noncompetition Period for the duration of such violation.


                                   ARTICLE 7
                               MUTUAL COVENANTS

  7.1  Taxes.  The Parties agree and acknowledge that the transactions
       -----
contemplated by this Agreement constitute the sale of the entire operating assets of a separate business or of a separate division, branch or identifiable segment of a business for sales Tax purposes, and that no sales or use Taxes are due on such sale.

     7.1.1  Quest's Responsibility.  Except as otherwise provided in Section
            ----------------------                                   -------
7.1.2, Quest shall be liable for any and all Taxes attributable to any taxable
-----
period on or before the Closing Date due or payable, now or in the future, by Seller or its Affiliates with respect to the operations of Seller or the Assets. Quest shall promptly reimburse Buyer for any transfer, sales, deed, duties, stamp, use and similar Taxes, if any, resulting from the sale of the Assets, including fees to record assignments, after receipt of written notice from Buyer of such Taxes, together with all supporting documentation; provided, however, that Quest shall have no obligation to reimburse Buyer for such Taxes unless Buyer has fulfilled its obligations under Section 7.1.2 and either (a) Quest
                                          -------------
agrees that Quest owes such Taxes, or (b) Quest has had the opportunity to contest such Taxes with the appropriate Governmental Authority.

     7.1.2  Buyer's and Buyer Parent's Responsibility. Anything in Section 7.1.1
            -----------------------------------------              -------------
to the contrary notwithstanding, Buyer and Buyer Parent shall be liable, jointly and severally, for any and all Taxes attributable to any period after the Closing Date due or payable by Buyer or by Buyer Parent or Quest with respect to the operations of Buyer, Buyer Parent or the Assets. Buyer agrees to notify Quest promptly in writing of Buyer's receipt of any proposed assessment or notice of Tax due with respect to any sales Tax for which Buyer will request reimbursement from Seller pursuant to Section 7.1.1 and will allow Quest to
                                      -------------
assume and control the defense against any such assessment or notice and Buyer will cooperate with Quest in such defense.

     7.1.3  Aggregate Purchase Price Allocation.  Buyer shall prepare an
            -----------------------------------
allocation of the Aggregate Purchase Price among the Assets (the "PURCHASE PRICE ALLOCATION") and provide Quest with a written statement of the proposed Purchase Price Allocation at least five days prior to the Closing Date. Unless Quest reasonably objects to the Purchase Price Allocation (in which case the Parties will work together in good faith to resolve such objection and if unable to do so, the Parties shall

                              Page 40 of 63 Pages
submit the matter to arbitration in accordance with the provisions of Section
                                                                      -------
11.11), Buyer and Quest agree that the Purchase Price Allocation shall be
------
used, reported and implemented by both Quest and Buyer for federal, state, local and other tax purposes.

  7.2  Employee Matters.
       ----------------

     7.2.1  Employment.  Effective as of the Closing Date and subject to Buyer's
            ----------
amendment or termination rights provided in Section 7.2.3, Buyer shall offer
                                            -------------
employment to the employees of Seller identified on Schedule 7.2.1(a) at the
                                                    -----------------
same or higher salary or wage rates and with medical, life insurance, retirement savings and other benefits that are listed and described on Schedule 7.2.1(a).
                                                            -----------------
Such salary or wage rates and other benefits shall be in the aggregate, comparable to (except as otherwise provided for in any employment agreements between any such employees and Buyer), those provided by Seller to such persons as of the date of this Agreement (persons accepting such offers of employment are hereinafter referred to as "TRANSFERRED EMPLOYEES"). The employees of Seller identified on Schedule 7.2.1(b) who will remain as employees of Quest are
                     -----------------
hereinafter referred to as the "RETAINED EMPLOYEES." Neither Buyer nor Buyer Parent shall be liable for any severance payments asserted against Quest, Buyer or Buyer Parent by, or other liability, including, without limitation, any liability with respect to health care continuation coverage under COBRA, or obligation to, any employees or former employees of Seller who are not Transferred Employees.

     7.2.2  Retention Agreements.  On the Closing Date, Quest shall assign and
            --------------------
deliver to Buyer, and Buyer shall accept from Quest the Retention Agreements for each Transferred Employee who is party to a Retention Agreement and listed on

Schedule 1.1(a) (except as otherwise provided for in any employment agreements
---------------
between any such Transferred Employee and Buyer), provided such Retention Agreements have been amended as set forth in Section 5.1(c), and all Liabilities
                                             --------------
thereunder shall be Assumed Liabilities, which shall not be deducted from the Aggregate Purchase Price. In Section 5.1, Quest agrees to assist Buyer in
                              -----------
obtaining amendments to the Retention Agreements with Transferred Employees pursuant to which, among other things, the Transferred Employees would waive any rights to compensation under the Retention Agreements because their "job responsibilities are significantly reduced." Subject to the Retention Agreements and Section 7.2.3, nothing herein shall be construed to limit or
               -------------
modify Buyer's right to terminate the employment of Transferred Employees or to restrict Buyer's right to apply its own employment practices and policies (including but not limited to modification of salary or wage rates) with respect to Transferred Employees.

                              Page 41 of 63 Pages

     7.2.3  Continuing Benefits and Benefit Plans.  Buyer shall provide the
            -------------------------------------
medical and life insurance benefits to the Transferred Employees and their dependents effective on the Closing Date pursuant to medical and life insurance plans sponsored or maintained by Buyer or Buyer Parent; provided, however, Buyer shall waive any waiting periods, active at work requirements, non-confinement requirements, and pre-existing conditions clauses that would apply to a Transferred Employee or his dependent solely as a result of being treated as a new employee of Buyer and shall credit each Transferred Employee with all deductible payments and co-payments paid by such Transferred Employee under Quest's health benefits program prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such Transferred Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under Quest's medical plan for such year. Buyer shall credit Transferred Employees' service with Quest for purposes of eligibility and vesting under Buyer's or Buyer Parent's employee benefit plans. Buyer and Buyer Parent retain the right to amend or terminate any employee pension, welfare, fringe or other benefit plan, program, policy or arrangement that may apply to any Transferred Employee or any other employees of Buyer or Buyer Parent; provided, that any termination or amendment made prior to the first anniversary of the Closing Date shall be consistent with the foregoing provisions of this Section 7.2.3.
                   -------------

     7.2.4  Employee Savings Plan.  Effective as of the Closing Date, each
            ---------------------
Transferred Employee's account balance in the Quest Employee Savings Plan shall become fully vested and non-forfeitable without regard to such Transferred Employee's length of service. As soon as practicable following the Closing Date, but in any event by April 30, 1998, Quest shall cause the accounts of the Transferred Employees in the Quest Employee Savings Plan to be distributable to them in a lump sum. Buyer shall provide the Transferred Employees with the option of rolling over their distributions from the Quest Employee Savings Plan (which qualify as eligible rollover distributions as defined in Code Section 402(c)(4)) into a tax-qualified defined contribution plan, including using its reasonable good faith efforts to provide the option of a direct rollover of any outstanding participant loans.

     7.2.5  Bonuses.  Prior to the Closing, Quest shall pay all bonuses accrued
            -------
up to the Closing Date to its officers who are Transferred Employees and to Eric Bucklein and Kathy Bucklein.

                              Page 42 of 63 Pages

  7.3  Cooperation and Exchange of Information.
       ---------------------------------------

       7.3.1      Documents, Records and Files.  As soon as practicable, but in
                  ----------------------------
any event within 10 days after a Party's request in the case of documents, records, or files in the control or possession of any other Party, from and after the Closing Date, the Party to whom the request is directed shall provide the requesting Party with such cooperation and shall deliver to the requesting Party, at such requesting Party's cost and expense, such information and data concerning the Assets and the results of the operation of the Assets in order to enable the Parties to complete and file all Returns and filings with the Securities and Exchange Commission or other Governmental Authority which they may be required to file with respect to the Assets or the results of the operation of the Assets prior to the Closing or to respond to audits by any taxing authorities with respect to such operations and to otherwise enable the parties to satisfy their internal accounting, tax, securities Laws compliance and other legitimate requirements. The Parties shall make their employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

       7.3.2      Transition Services.  During the Transition Period, the
                  -------------------
Parties shall use all reasonable efforts to take such actions and do all things necessary or advisable to enable Buyer and Quest to adequately conduct their businesses, and for Buyer to operate the Assets in the ordinary course consistent with Seller's past practices and for Quest to operate the Excluded Assets in the ordinary course of its business, including using all reasonable efforts to cause the Retained Employees and the Transferred Employees specified on Schedule 7.3.2 (the "SPECIFIED EMPLOYEES") to be available to Buyer and
   --------------
Quest, as applicable, upon reasonable request to assist Buyer and Quest, as applicable, with the foregoing (the "TRANSITION SERVICES"). Each of Buyer and Quest shall reimburse the other on a monthly basis for the allocable portion of such Specified Employees' time as is expended on its behalf (including salaries and wages, benefit costs, payroll and related Taxes, and other identifiable employee-related costs). At the end of the Transition Period, Buyer and Quest will work together in good faith to apportion and allocate to each other in a fair and equitable manner any tangible assets that they have shared during the Transition Period that were not specifically identified in Schedules 2.1.1 or
                                                           ---------------
2.1.2 or otherwise as Buyer or Quest assets.  The scope, time allotment and cost
-----
and expense of the Transition Services to be provided by Buyer and Quest shall be determined by a committee comprised of a representative designated by Buyer and a representative designated by Quest. In each case, the designated representatives shall be acceptable to the other Party in its reasonable discretion.

                              Page 43 of 63 Pages

  7.4  Public Announcements.  The Parties shall agree on the terms of any press
       --------------------
releases or other public announcements related to this Agreement and shall consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such party's counsel it is required by Law or the rules of the Nasdaq Stock Market or applicable exchange to make such disclosure. The Parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof.

  7.5  Proration.  Quest and Buyer shall prorate, as of the Closing Date,
       ---------
amounts relating to (a) the personal property Taxes assessed by State or local Governmental Authorities on the value of the personal property Assets (inventory, fixed assets, etc.) for the 1998 calendar year, based on the value of such Assets as of December 31, 1997, and (b) utilities in connection with the Leased Real Property (collectively, the "PRO RATED EXPENSES"). Buyer's share of the Pro Rated Expenses determinable on the Closing Date shall be added to the Aggregate Purchase Price in accordance with Section 2.2, and the remaining Pro
                                            -----------
Rated Expenses determined after the Closing Date shall be promptly reimbursed to the appropriate Party after the determination of such amount is made.

  7.6. Fees and Expenses.  Buyer and Quest shall each pay one-half of each of
       -----------------
(a) the out-of-pocket costs and expenses for the survey requested by Buyer to be conducted on the Real Property prior to Closing and (b) the out-of-pocket costs and expenses for the preparation of historical audited financial statements of Quest required to enable Buyer to file a Form 8-K after the Closing in compliance with securities Laws. Each Party shall pay promptly such fees, costs and expenses after written notice thereof.

  7.7  Nondisclosure.  The Parties acknowledge and agree that all customer,
       -------------
prospect and marketing lists, sales data, intellectual property, proprietary information and trade secrets of either Quest or Buyer, as applicable (collectively, the "CONFIDENTIAL INFORMATION"), are valuable, special and unique assets of Buyer or Quest, as applicable. Buyer and Quest agree to treat the other Party's Confidential Information as confidential and not to disclose any such Confidential Information to any Person or make use of any such Confidential Information for its own purposes or for the benefit of any other Person (other than such Party owning the Confidential Information), except to the extent required to enable either Party to perform its obligations under Section 7.3
                                                                 -----------
(including, without limitation, disclosing such Confidential Information to the Specified Employees and its other employees), or by

                              Page 44 of 63 Pages
applicable laws and regulations, or by any subpoena or similar legal process or to the extent such Confidential Information becomes publicly available (other than as a result of a breach of this Agreement). The Parties further agree that, following the Closing, (a) the Confidential Information of Buyer shall include all customer, prospect and marketing lists, sales data, intellectual property, proprietary information, trade secrets and other Intellectual Property constituting part of the Assets purchased by Buyer pursuant hereto, (b) Buyer shall be free to utilize such Confidential Information constituting part of the Assets as it deems appropriate and (c) Quest and its Affiliates shall keep, and shall cause the Retained Employees along with the respective officers, directors, employees, agents and representatives of Quest and its Affiliates to keep, such Confidential Information confidential in accordance with this Section
                                                                         -------
7.7.
---

  7.8  Material Review Board Inventory.  Approximately $166,000 in CVS inventory
       -------------------------------
located at various Material Review Board locations is included in the Excluded Assets, and accordingly, Buyer is not buying such inventory from Quest at Closing. The Parties agree, however, that Buyer will use its commercially reasonable efforts to rework this inventory following the Closing, and that within 90 days of the Closing, Buyer will buy the reworked inventory that is salable in the ordinary course of business, at Quest's standard cost less
                                                                     ----
Buyer's cost of reworking such inventory.

                                   ARTICLE 8
                        CONDITIONS PRECEDENT TO CLOSING

  8.1  Conditions Precedent to Buyer's and Buyer Parent's Obligations.  The
       --------------------------------------------------------------
obligation of Buyer and Buyer Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Buyer or Buyer Parent.

     8.1.1  Accuracy of Representations and Warranties. The representations and
            ------------------------------------------
warranties made by Quest in this Agreement shall be true and correct when made and as of the Closing Date, except for (a) representations and warranties made as of a specified date, which shall be true and correct as of the specified date, and (b) breaches and inaccuracies that do not have, individually or in the aggregate, a Material Adverse Effect.

     8.1.2  Consents; Performance of Covenants.  Quest shall have performed and
            ----------------------------------
complied with all covenants and agreements required by this Agreement to be performed by Quest prior to or at the Closing Date, except for breaches that do not have, individually or in the aggregate, a Material Adverse

                              Page 45 of 63 Pages

Effect.   Schedule 3.8 lists the material Consents that Quest shall have
          ------------
obtained by the Closing Date.

          8.1.3   Deliveries. Quest shall have delivered to Buyer or caused to
                  ----------
be delivered to Buyer the documents required by Section 9.2.
                                                ------------

          8.1.4   Compliance with HSR Act.  If the HSR Act is applicable, all
                  -----------------------
applicable waiting periods under the HSR Act shall have expired or been terminated.

          8.1.5   No Order. No Order shall be in effect forbidding or
                  --------
enjoining the consummation of the transactions contemplated hereby, and no suit or proceeding shall have been instituted against any Party by a non-Affiliate of any Party to restrain or enjoin the consummation of the transactions contemplated hereby that has a reasonable likelihood of success on the merits.

          8.1.6   Financial Statements. Quest shall have delivered to Buyer
                  --------------------
either (a) copies of audited historical financial statements of Seller necessary to enable Buyer to file its Form 8-K after the Closing in compliance with securities Laws, or (b) a letter from Ernst & Young, L.L.P. stating that such audited historical financial statements of Seller will be delivered to Buyer within 40 days of the Closing Date.

          8.1.7   Title and Survey. Quest shall have obtained and delivered to
                  ----------------
Buyer (a) an as-built survey of the Real Property satisfying the requirements of the Texas Surveyors Association Standards and Specifications for a Category 1A, Condition 11 Survey, and (b) the draft title commitment attached hereto as
Schedule 8.1.7(a), which is subject to the standard exceptions included in such
-----------------
form and the Permitted Liens.

          8.1.8   Lease Agreement. Quest shall have executed and delivered to
                  ---------------
Buyer a lease agreement, substantially in the form of Exhibit B, pursuant to
                                                      ---------
which Buyer will lease from Quest, in common with Quest, the building located on the Real Property, for the purpose of conducting Buyer's business operations after the Closing, and Quest will lease from Buyer certain other Assets relating to the Real Property.

          8.1.9   Option Agreement. Quest shall have executed and delivered to
                  ----------------
Buyer an Option Agreement, substantially in the form of Exhibit C, pursuant to
                                                        ---------
which Buyer shall have an option to purchase the Real Property at the price and on the terms stated therein, and Buyer shall sell and Quest shall purchase the assets identified therein as the "Real Property Assets" if such option is not exercised.

                              Page 46 of 63 Pages

     8.2   Conditions Precedent to Quest's Obligations. The obligation of Quest
           -------------------------------------------
to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Quest.

          8.2.1   Accuracy of Representations and Warranties. The
                  ------------------------------------------
representations and warranties made by Buyer or Buyer Parent in this Agreement shall be true and correct when made and as of the Closing Date except for (a) representations and warranties made as of a specific date, which shall be true and correct as of the specified date, and (b) breaches and inaccuracies that do not have, individually or in the aggregate, a material adverse effect on or with respect to Seller or the transactions contemplated hereunder.

          8.2.2   Performance of Covenants. Each of Buyer and Buyer Parent
                  ------------------------
shall have performed and complied with all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing Date, except for breaches that do not have, individually or in the aggregate, a material adverse effect on Buyer's or Buyer Parent's ability to consummate the transactions contemplated by this Agreement.

          8.2.3   Deliveries.  Each of Buyer and Buyer Parent shall have
                  ----------
delivered to Seller the payments and documents required by Section 9.3.
                                                           -----------

          8.2.4   Compliance with HSR Act.  If the HSR Act is applicable,
                  -----------------------
applicable waiting periods under the HSR Act shall have expired or been terminated.

          8.2.5   No Order.  No Order shall be in effect forbidding or
                  --------
enjoining the consummation of the transactions contemplated hereby, and no suit or proceeding shall have been instituted against any Party by a non-Affiliate of any Party to restrain or enjoin the consummation of the transactions contemplated hereby that has a reasonable likelihood of success on the merits.

          8.2.6   License Agreement.  Buyer shall have executed and delivered
                  -----------------
to Quest a license agreement, substantially in the form of Exhibit A, pursuant
                                                           ---------
to which Buyer shall grant Quest a non-exclusive license to use the names "Quest" and "Quest Medical" and the trademarks related thereto in connection with the marketing and sale of Quest's neuromodulation products and in the use of the name in Quest Medical, Inc.'s corporate name.

     8.3  If Conditions Not Satisfied. In the event that any of the conditions
          ---------------------------
set forth in this Article 8 are not satisfied, and the Parties nevertheless
                  ---------
consummate the transactions

                              Page 47 of 63 Pages
contemplated by this Agreement to take place at the Closing, each Party shall be deemed to have waived any claim for Damages or other relief arising from or in connection with any such nonsatisfaction known to such Party at the time of the Closing.

                                   ARTICLE 9
                                    CLOSING

     9.1  Time and Place.  On the terms and subject to the conditions of this
          --------------
Agreement, the Closing shall take place at the offices of Quest's counsel, Hughes & Luce, L.L.P., located at 1717 Main Street, Suite 2800, Dallas, Texas 75201 at 10:00 a.m. local time on the Closing Date or at such other time and place as the Parties shall agree upon in writing.

     9.2  Deliveries by Quest.  At the Closing, Quest shall deliver to Buyer the
          -------------------
following:

          (a) bills of sale and other instruments of assignment, transfer and conveyance and such other documents duly executed, necessary to transfer good and marketable title to the Assets to Buyer, subject only to Permitted Liens;

          (b) the recorded Charter Documents of Quest, recently certified by the Secretary of State of the State of Texas and a certificate of good standing of Quest dated within 10 business days of the Closing Date issued by the Texas Comptroller of Public Accounts;

          (c) a certificate of the Secretary of Quest, dated the Closing Date, certifying (i) Quest's Charter Documents and good standing, (ii) the adoption of resolutions by Quest's board of directors authorizing the transactions contemplated by this Agreement and (iii) the incumbency and signatures of officers, all in form and substance reasonably satisfactory to Buyer;

          (d) a certificate of an executive officer of Quest, dated the Closing Date, certifying that (i) each of the representations and warranties made by Seller in this Agreement is true and correct when made and as of the Closing Date (except for representations and warranties made as of a specified date, each of which is true and correct as of the specified date) in all material respects and (ii) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Quest on or before the Closing Date have been complied with and performed in all material respects;

          (e) a summary of the Estimated Assets and Estimated Liabilities, together with supporting schedules;

                              Page 48 of 63 Pages

          (f) evidence that the personal property Taxes constituting Pro Rated Expenses have been paid;

          (g) a written opinion addressed to Buyer from counsel for Quest substantially in the form of Exhibit D;
                             ---------

          (h) the Lease described in Section 8.1.8 hereof;
                                     -------------

          (i) the Option Agreement described in Section 8.1.9 hereof; and
                                                -------------

          (j) such other documents, instruments and certificates as Buyer may reasonably request for the transactions contemplated by this Agreement.

     9.3  Deliveries by Buyer and Buyer Parent.  At the Closing, Buyer and Buyer
          ------------------------------------
Parent shall deliver to Quest the following:

          (a) the net amount referred to in the last sentence of Section 2.2 by
                                                                 -----------
wire transfer of immediately available funds to the Specified Account;

          (b) an assignment and assumption agreement pursuant to which Buyer will assume the Assumed Liabilities;

          (c) the recorded Charter Documents of Buyer, recently certified by the Secretary of State of the State of Texas, and a certificate of good standing of Buyer dated within 10 business days of the Closing Date issued by the Secretary of State of the State of Texas;

          (d) the recorded Charter Documents of Buyer Parent, recently certified by the Secretary of State of the State of Delaware, and a certificate of good standing of Buyer Parent dated within 10 business days of the Closing Date issued by the Secretary of State of Delaware;

          (e) a certificate of the Secretary of Buyer, dated the Closing Date, certifying (i) Buyer's Charter Documents and good standing, (ii) the adoption of resolutions by Buyer's board of directors authorizing the transactions contemplated by this Agreement, and (iii) the incumbency and signatures of officers, all in form and substance reasonably satisfactory to Seller;

          (f) a certificate of the Secretary of Buyer Parent dated, the Closing Date, certifying (i) Buyer Parent's Charter Documents and good standing, (ii) the adoption of resolutions by Buyer Parent's board of directors authorizing the transactions contemplated by this Agreement, and (iii) the incumbency and

                              Page 49 of 63 Pages
signatures of officers, all in form and substance reasonably satisfactory to Seller;

          (g) a certificate of an executive officer of Buyer and an executive officer of Buyer Parent, dated the Closing Date, certifying that (i) each of the representations and warranties made by Buyer and Buyer Parent in this Agreement is true and correct when made and as of the Closing Date (except for representations and warranties made as of a specified date, each of which is true and correct as of the specified date) in all material respects and (ii) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer and Buyer Parent on or before the Closing Date have been complied with and performed in all material respects;

          (h) the License Agreement described in Section 8.2.6 hereof; and
                                                 -------------

          (i) such other documents, instruments and certificates as Quest may reasonably request for the transactions contemplated by this Agreement.

                                  ARTICLE 10
                       TERMINATION PRIOR TO CLOSING DATE

     10.1   Termination. This Agreement may be terminated prior to the Closing
            -----------
Date only as follows: (a) by Buyer or Buyer Parent as provided in Section 5.6,
                                                                  -----------
(b) by the mutual written consent of the Parties; (c) by Quest, on the one hand, or Buyer and Buyer Parent, on the other hand, immediately upon written notice to the other Parties if the Closing has not occurred on or before February 15, 1998 and such failure to occur is not caused by a breach of this Agreement by the Party electing to terminate this Agreement; provided, however, if all conditions to the Closing other than consents, approvals or waivers from any Governmental Authority have been satisfied or waived, such date shall be extended to March 31, 1998; or (d) by Quest, on the one hand, or Buyer and Buyer Parent, on the other hand, immediately upon written notice to the other Parties if an Order is issued that enjoins or prohibits the Closing and becomes final and non-appealable. No Party has the right to terminate this Agreement pursuant to clause (c) above if the Party seeking to terminate is, at the time of such
----------
attempted termination, in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

     10.2   Effect of Termination. If this Agreement is validly terminated
            ---------------------
pursuant to Section 10.1, this Agreement will forthwith become null and void,
            ------------
except that the provisions of Sections 7.4, 11.8 and 11.11 will continue to
                              ------------  ----     -----
apply following any such termination. No Party will be relieved of any liability for

                              Page 50 of 63 Pages

Damages that such Party may have to any other Party by reason of such Party's breach of this Agreement.

                                  ARTICLE 11
                                 MISCELLANEOUS

     11.1   Survival; Indemnification.
            -------------------------

          11.1.1  Survival of Representations and Warranties. Notwithstanding
                  ------------------------------------------
anything contained in this Agreement to the contrary, the representations and warranties set forth in Articles 3 and 4 shall expire immediately after the
                        ----------     -
Closing; provided, however, that this Section 11.1 shall not preclude Quest,
                                      ------------
Buyer or Buyer Parent from asserting any claims for Damages arising from negligent misrepresentation or fraud in connection with such representations and warranties.

          11.1.2  Indemnity.
                  ---------

             (a) Quest agrees to indemnify and hold Buyer and Buyer Parent harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), damages, losses or liabilities arising out of, relating from or related to third party claims that the design or manufacture of any of Seller's products shipped or manufactured by Seller prior to Closing have caused damage to such third party.

             (b) Promptly after Buyer or Buyer Parent becomes aware of any claim, demand, action, proceeding, event or condition with respect to which a claim for indemnification may be made pursuant to this Section 11.1.2, Buyer or
                                                       --------------
Buyer Parent shall, if a claim in respect thereof is to be made against Quest, give written notice to Seller of the nature of the matter for which a right to indemnification is claimed (an "INDEMNIFICATION CLAIM"), including a reasonably detailed description of the claim and the basis for indemnification; provided, however, that the failure of Buyer or Buyer Parent to give notice as provided herein shall not relieve Quest of any obligations, except to the extent (and only to the extent) Quest is actually prejudiced thereby. Quest may, following notice and consultation with Buyer, (i) assume the defense of any such claim or litigation in such manner as it may deem appropriate, and (ii) compromise or settle such litigation or claim with Buyer's prior written consent, which shall not be unreasonably withheld. In the event Quest does not elect to defend such claim, then Buyer may defend the same and may compromise or settle such litigation with Quest's prior written consent, which consent shall not be unreasonably withheld. If Buyer defends against the claim, Quest shall promptly reimburse the Buyer or Buyer Parent for the amount of all costs, expenses (including reasonable attorneys' fees), damages, losses or liabilities incurred by the Buyer or Buyer

                              Page 51 of 63 Pages

Parent in connection with the defense against, investigation of and settlement of any such claim or litigation.

            (c) In no case shall Quest's liability to make indemnification payments hereunder exceed, in the aggregate, $5 million, and the liability to make indemnification payments shall extend only to claims made by Buyer or Buyer Parent within the applicable statute of limitations period for the underlying claim giving rise to indemnification hereunder. In addition, (i) in the event damages are caused in part by Buyer's or Buyer Parent's acts or omissions, Quest's indemnity obligation under this Section 11.1.2 shall be limited to such
                                        --------------
proportion of the damages as is appropriate to reflect the relative fault of Seller or compared to that of Buyer or Buyer Parent, and (ii) Quest shall have no obligation to indemnify Buyer or Buyer Parent to the extent Buyer or Buyer Parent recover the amount of damages from any third parties, including insurers (except to the extent that such recovery results in an adjustment of Buyer's insurance premium, in which case Quest will bear the cost of such adjustments for the period referred to in the first sentence of this Section 11.1.2(c)).
                                                         -----------------
This Section 11.1.2 sets forth the exclusive remedy for monetary damages owing
     --------------
from Quest to Buyer or Buyer Parent that arise from such claims.
Notwithstanding the limitation set forth in Section 11.1.2(ii) above, neither
                                            ------------------
Buyer nor Buyer Parent is required to file a claim against its product liability insurer as a condition to make an indemnity claim under this Section 11.1.2.
                                                             --------------

     11.2   Severability. If any provision of this Agreement as applied to any
            ------------
part or to any circumstance shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement and the application of such provision to any other part or to any other circumstance shall not be affected or impaired thereby.

     11.3   Successors and Assigns.  The terms and conditions of this Agreement
            ----------------------
including, without limitation, the provisions of Section 5.8, shall inure to the
                                                 -----------
benefit of and be binding upon the successors and permitted assigns of the Parties; provided, however, that this Agreement may not be assigned by any Party without the prior written consent of the other Party. For purposes of this
Section 11.3, the term successors and assigns shall mean a successor and assign
------------
by virtue of a sale of stock, merger, consolidation or sale of all or a substantial part of the assets of the applicable Party.

     11.4   Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall for all purposes be deemed to be an original and all of which when taken together shall constitute the same instrument.

                              Page 52 of 63 Pages

     11.5   Headings.  The table of contents, captions and headings used in this
            --------
Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

     11.6   Waiver. Any of the terms or conditions of this Agreement may be
            ------
waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

     11.7   No Third-Party Beneficiaries.  Nothing in this Agreement, express or
            ----------------------------
implied, shall create or confer upon any Person (including but not limited to any employees of any Party), other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

     11.8   Other Expenses. Except as otherwise expressly provided herein, each
            --------------
of the Parties shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

     11.9   Notices.  Unless otherwise provided herein, any notice, request,
            -------
instruction, consent or other document required or permitted to be given pursuant to this Agreement shall be in writing and delivered personally, by telecopy or sent by a nationally-recognized overnight courier service or by registered or certified mail, postage prepaid, as follows:

          If to Quest:

              Quest Medical, Inc.
              One Allentown Parkway
              Allen, Texas 75002-4211
              Attn:  F. Robert Merrill III
              Facsimile:  (972)  390-9687

          With a copy to:

              Hughes & Luce, L.L.P.
              1717 Main Street, Suite 2800
              Dallas, TX  75201
              Attn:  Kenneth G. Hawari
              Facsimile Number:  (214) 939-5849

                              Page 53 of 63 Pages

          If to Buyer or Buyer Parent:

              Atrion Corporation
              1426 Curt Francis Road
              Arab, Alabama 35016
              Attn:  Jerry A. Howard
              Facsimile:  (205)  586-1580

          With a copy to:

              Berkowitz, Lefkovits, Isom & Kushner
              1600 SouthTrust Tower
              Birmingham, AL  35203
              Attn:  B.G. Minisman, Jr.
              Facsimile Number: (205) 322-8007

or at such other address for a Party as shall be specified in writing by that Party. Any notice, request, instruction, consent or other document delivered as provided herein shall be deemed effectively given upon actual receipt by the Party (but not necessarily the individual person) to be notified.

     11.10    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE
              -------------
WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION, WITHOUT GIVING EFFECT TO ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

     11.11    Arbitration.  To the extent that the Parties are unable to resolve
              -----------
their disputes or controversies arising out of or relating to this Agreement, or the performance, breach, validity, interpretation or enforcement of this Agreement, through discussion and negotiation, all such disputes and controversies will be resolved by binding arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Commercial Arbitration Rules of the AAA, and subject to Section 11.13, judgment upon the award rendered
                                 -------------
by the arbitrator may be entered in any court having jurisdiction thereof. A Party may initiate arbitration by sending written notice of its intention to arbitrate to the other Parties and to the AAA office located in Dallas, Texas (in the case of such dispute arising following the Closing) and the AAA office located in Memphis, Tennessee (in the case of any other dispute). Such written notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas (in the case of such dispute arising following the Closing) and the AAA office located in Memphis, Tennessee (in the case of any other dispute) before an independent and impartial arbitrator acceptable to all Parties. If such dispute relates to either Section 8.1.5 or 8.2.5, the
       -------------    -----

                              Page 54 of 63 Pages

Parties agree to initiate the arbitration immediately and to request that the arbitrator to reach a conclusion within three business days of commencement, unless the Parties agree otherwise. The Party initiating arbitration shall pay the costs and expenses of the arbitration, unless otherwise determined by the arbitrator. The decision of the arbitrator will be final and binding on the Parties and their successors and assignees. The Parties intend that this agreement to arbitrate be irrevocable.

     11.12  Interpretation of Agreement.
            ---------------------------

          11.12.1   References. Unless specifically stated otherwise, references
                    ----------
to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

          11.12.2   Representation; No Reliance. Each Party is a sophisticated
                    ---------------------------
legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each Party hereby acknowledges that no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Exhibits and Schedules and items described or referenced in the Agreement, Exhibits or Schedules) or the documents and instruments delivered at the Closing.

          11.12.3   Disclosure. Any item disclosed in one Section or Schedule
                    ----------
shall be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant, even if there is no express cross-reference, provided that the relevance of the disclosure is reasonably apparent. Disclosure of items that may or may not be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality and shall not be deemed an admission that any such disclosed matter is or may give rise to a breach of any Contract or violation of any Law. Notwithstanding the foregoing, Seller shall make a reasonable effort to set forth express cross references when preparing its Schedules to this Agreement.

          11.12.4   Interpretation of Provisions. No provision of this Agreement
                    ----------------------------
shall be interpreted in favor of, or against, either of the Parties by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     11.13   Jurisdiction and Consent to Service of Process.  The Parties agree
             ----------------------------------------------
that any Action to enforce an arbitration award

                              Page 55 of 63 Pages
arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in a federal or state court sitting in any state bearing a reasonable relation to the Parties or subject matter of the dispute, other than Alabama. Each Party waives any objection which such party may now or hereafter have to the laying of venue of any such Action, and irrevocably submits to the jurisdiction of any such court in any such Action. Any and all service of process and any other notice in any such Action shall be effective against such Party when transmitted in accordance with Section 11.9. Nothing
                                                       ------------
contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law.

     11.14   Entire Agreement.  This Agreement, together with the Schedules and
             ----------------
Exhibits hereto, constitutes the sole understanding of the Parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all prior agreements and understandings, written and oral, between the Parties with respect to such matters, other than the Confidentiality Agreement, which will continue in accordance with its terms. No Party shall be liable or bound to any other Party in any manner by any promises, conditions, representations, warranties or covenants except as specifically set forth herein or therein.

     11.15   Amendment. No amendment, modification or alteration of the terms or
             ---------
provisions of this Agreement, including any Schedules and Exhibits, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced, except as provided in Section 5.6.
                                -----------

                              Page 56 of 63 Pages

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

                                SELLER:

                                QUEST MEDICAL, INC.



                                By:
                                Name:

                                Title:

                                BUYER:

                                QMI ACQUISITION CORP.


                                By:
                                Name:

                                Title:

                                BUYER PARENT:

                                ATRION CORPORATION


                                By:
                                Name:

                                Title:


                              Page 57 of 63 Pages